EXHIBIT 99.1

PRESS RELEASE

December 22, 2000
For Immediate Release

For Further Information Contact:          Barry Backhaus
                                          First Federal Bankshares, Inc.
                                          329 Pierce Street, P.O. Box 897
                                          Sioux City, IA  51102
                                          712.277.0200


                  FIRST FEDERAL BANKSHARES, INC. ANNOUNCES NEW
                            STOCK REPURCHASE PROGRAM


Sioux City, Iowa. (Nasdaq National Market - "FFSX") First Federal Bankshares, Inc., announced today that it is commencing a new stock repurchase program to acquire up to 460,000 shares of the Company's common stock, which represents approximately 10% of the outstanding common stock. The new repurchase program follows the completion of the Company's current stock repurchase program, in which the Company repurchased a total of 238, 500 shares of common stock.

Barry E. Backhaus, President and Chief Executive Officer of the Company, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within a year. Mr. Backhaus stated that the Board of Directors considers the common stock to be an attractive investment, particularly in view of the current price at which the common stock is trading relative to the Company's earnings per share and book value per share and market and economic factors generally, as well as other factors.

According to Mr. Backhaus, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be repurchased from directors or officers of the Company.

At September 30, 2000, the Company reported total assets of $734.1 million and stockholders' equity of $69.9 million.